Exhibit 99.2

6 September 2013

Diligent Board Member Services, Inc. (“Diligent”)
NZX Settlement and High Court Decision

Diligent previously advised the market of instances of non-compliance with the NZSX Listing Rules. These were identified during an internal review and self reported to the NZ regulators. Since this time, Diligent has been working with the NZX to assist with their investigation of these instances of non-compliance. The NZ Markets Disciplinary Tribunal has today announced that it has approved a settlement reached by Diligent and the NZX regarding the past breaches of the NZSX Listing Rules by Diligent Board Member Services.

As noted in the Public Censure by the NZ Markets Disciplinary Tribunal, the tribunal took the following into consideration in reaching their determination:

-	Diligent self reported the majority of the breaches and has at all times co-operated with NZX’s investigation.
-	Diligent has taken steps to address the breaches including, where appropriate, obtaining shareholder approval to ratify actions and implement replacement arrangements
-	Diligent has also taken steps to improve its internal processes in relation to compliance and has, among other things, retained a new Chief Financial Officer and a new General Counsel with public company and compliance experience.

Diligent and the NZX agreed to a settlement and approached the Tribunal in agreement seeking approval of the settlement. The Tribunal has approved the Settlement Agreement and the investigation has been concluded.

In addition, earlier in the year Diligent reported that some options and shares were not issued to NZ Diligent employees in strict compliance with the Securities Act 1978. Diligent took the appropriate action to remedy this situation and applied to the High Court for orders validating these securities pursuant to s 37AH of the Securities Act 1978. On July 22, 2013, the High Court made orders to validate these securities and brought this matter to a close.

Diligent Chairman David Liptak said, “The Company’s Board and management are pleased to put these matters behind us. We have taken the appropriate course of action to address each of the issues and accept the determination of the NZX. I have confidence that we have the resources and processes in place to effectively comply with our regulatory obligations going forward. We would like to thank all Diligent stakeholders for their patience during this period while we worked to resolve these matters with the NZX.”

Investor inquiries:

Sonya Joyce

Ph: + 64 4 894 6912

Media inquiries:

Geoff Senescall

Ph: + 64 21 481 234